SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934




                                 AXESSTEL, INC.
                                 --------------
                                (Name of Issuer)



                    Common Stock, par value $0.001 per share
                    ----------------------------------------
                         (Title of Class of Securities)



                                   05459T 10 1
                                 (CUSIP Number)



                                 January 8, 2004
                                 ---------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

| |  Rule 13d-1(b)
|X|  Rule 13d-1(c)
| |  Rule 13d-1(d)



                               Page 1 of 4 Pages

                                  SCHEDULE 13G


CUSIP No. 05459T 10 1                                          Page 2 of 4 Pages

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO.  OF ABOVE PERSON (ENTITIES ONLY)

        North America Venture Fund II, L.P.
        IRS # Not Provided.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) |  |
        Not applicable                                                (b) |  |

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION


        Delaware
--------------------------------------------------------------------------------
                                 5       SOLE VOTING POWER

                                         500,000
       NUMBER OF                 -----------------------------------------------
        SHARES                   6       SHARED VOTING POWER
     BENEFICIALLY
        OWNED BY
         EACH                    -----------------------------------------------
       REPORTING                 7       SOLE DISPOSITIVE POWER
        PERSON
         WITH                            500,000
                                 -----------------------------------------------
                                 8       SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        500,000
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
                                                                          |  |
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        7.1%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON

        PN
--------------------------------------------------------------------------------



                               Page 2 of 4 Pages

                                  SCHEDULE 13G


Item 1 (a)    Name of Issuer:

              Axesstel, Inc.

Item 1 (b)    Address of Issuer's Principal Executive Offices:

              6305 Lusk Boulevard
              San Diego, CA 92121

Item 2 (a)    Name of Person Filing:

              North America Venture Fund II, L.P.

Item 2 (b)    Address of Principal Business Office:

              3945 Freedom Circle, #270
              Santa Clara, CA 95054

Item 2 (c)    Place of Organization:

              Delaware

Item 2 (d)    Title of Class of Securities:

              Common Stock, par value $0.001 per share

Item 2 (e)    CUSIP Number:

              05459T 10 1

Item 3        Not Applicable

Item 4        Ownership:

              (a)  Amount Beneficially Owned: 500,000
              (b)  Percent of Class:  7.1%
              (c)  Number of Shares as to which the person has:

                   (i)     Sole power to vote or to direct the vote:  500,000

                   (ii)    Shared power to vote or to direct the vote:  None

                   (iii) Sole power to dispose or to direct the disposition of: 500,000

                   (iv) Shared power to dispose or to direct the disposition of: None


Item 5        Ownership of Five Percent or Less of a Class:

              Not Applicable



                               Page 3 of 4 Pages

Item 6        Ownership of More than Five Percent on Behalf of Another Person:

              Not Applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person:

              Not Applicable

Item 8        Identification and Classification of Members of the Group:

              Not Applicable

Item 9        Notice of Dissolution of Group:

              Not Applicable

Item 10       Certification:

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated:   January 12, 2004




/s/ Emily Chen
-------------------
Signature

Name:  Emily Chen
Title:  Managing Member



                               Page 4 of 4 Pages